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FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 761-6735
Cathy Wright (financial media) (612) 761-6627

TARGET CORPORATION JANUARY SALES
UP 13.5 PERCENT EXCLUDING EXTRA WEEK IN PRIOR YEAR
Reported Sales Down 9.0 Percent

        MINNEAPOLIS, February 7, 2002 – Target Corporation today reported that its net retail sales for the four weeks ended February 2, 2002 declined 9.0 percent to $2.542 billion from $2.794 billion for the five-week period ended February 3, 2001. Excluding the extra week in last year's results, total sales for the four weeks ended February 2, 2002 increased 13.5 percent and comparable-store sales rose 5.8 percent from the four weeks ended January 27, 2001.

"Sales for the corporation were above plan in January, reflecting continuing strength at Target Stores," said Bob Ulrich, chairman and chief executive officer of Target Corporation. "As a result, we now expect to report earnings per share of at least $0.72 in this year's fourth quarter, compared with $0.61 a year ago."

	Sales (millions)	Total Sales % Change	Total Sales % Change (*)	Comparable Stores % Change
January
Target	$2,175	16.8	(6.6)	7.6
Mervyn's	196	(3.2)	(21.1)	(3.3)
Marshall Field's	136	(4.7)	(24.8)	(4.7)
Other	35	9.3	(6.4)	na

Total	$2,542	13.5	(9.0)	5.8
Fourth Quarter
Target	$10,786	15.2	9.8	6.2
Mervyn's	1,224	(0.5)	(4.0)	0.1
Marshall Field's	830	(5.6)	(9.6)	(5.6)
Other	155	18.5	13.9	na

Total	$12,995	12.0	6.9	4.6
Year-to-date
Target	$32,168	12.7	10.9	4.1
Mervyn's	3,869	(2.0)	(3.1)	(1.5)
Marshall Field's	2,705	(5.7)	(6.9)	(5.7)
Other	425	0.6	(0.6)	na

Total	$39,167	9.5	7.8	2.7

                *Comparison reflects extra week in prior-year period.

        Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,381 stores in 47 states. This included 1,053 Target stores, 264 Mervyn's stores and 64 Marshall Field's stores.

        Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company's 2000 Form 10-K.

        Comments regarding the company's sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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TARGET CORPORATION JANUARY SALES UP 13.5 PERCENT EXCLUDING EXTRA WEEK IN PRIOR YEAR Reported Sales Down 9.0 Percent